Exhibit 99.5

CONSENT OF DIRECTOR NOMINEE

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a Director Nominee in the Registration Statement on Form S-1 of Bison Capital Acquisition Corp. (the “Company”), file number 333-218404, originally submitted on April 18, 2017, and any and all amendments thereto, registering securities for issuance in the Company’s initial public offering.

Dated: June 15, 2017	/s/ Ning Wang
Ning Wang